Exhibit 10.9

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement") is made and entered into this 29th day of July, 2013 (the "Effective Date") by and between Lighter Than Air Systems Corp., a Florida corporation duly organized under law and having a place of business at 11653 Central Parkway, Jacksonville, FL 32224 (hereinafter referred to as “LTAS"), US Technik, Inc., a Colorado corporation duly organized under law and having a place of business at 3472 Research Parkway, Suite 104-235, Colorado Springs, CO 80920 (hereinafter referred to as "Contractor"), and World Surveillance Group Inc., a Delaware corporation duly organized under law and having a place of business at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, Florida 32815 (hereinafter referred to as “WSGI”, and together with LTAS, the “Companies”, and all together with the Contractor, the “Parties”).

WHEREAS, the Companies wish to engage Contractor to provide the services described herein and Contractor agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

WHEREAS, for purposes of this Agreement, the term “Contractor” shall include US Technik, Inc. and its successors and permitted assigns.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

(a)           Commencing as of the Effective Date and continuing until the date this Agreement is terminated (the “Termination Date”) by any Party pursuant to the terms hereto (the “Term”), Contractor agrees that it will provide the services set forth below in Sections 2, 3 and 4 to the Companies.

(b)           This Agreement and Contractor’s engagement hereunder may be terminated for any reason or for no reason by either the Companies or Contractor upon 10 days written notice by either to the other.

(c)           Upon termination of this Agreement, no Party shall have any further obligations under this Agreement, except (i) to pay any fees owing before such termination, (ii) for fees the Companies are obligated to pay Contractor during the Tail Period (as defined below), and (iii) for the obligations that by their terms survive this termination as noted in Section 16 hereof.

2.           SALES.

(a)           Duties. Contractor hereby agrees that, during the Term, it shall act as a non-exclusive sales contractor for the Companies throughout the United States and internationally in regard to its efforts to secure commercial contracts for the Companies’ products (the “Sales Services”).  Contractor will introduce to the Companies prospective customers, and such prospective customers so introduced to the Companies by Contractor shall be set forth on Exhibit A hereto (the “Contacts”), as shall be updated by the Parties from time to time.  Contractor shall not provide any non-public information or materials regarding the Companies or their respective parent or affiliated companies to any third party unless such information or materials are approved in advance by the Companies and the third party has entered into a confidentiality or non-disclosure agreement reasonably satisfactory to the Companies.  The Companies shall have the exclusive right to negotiate the terms and conditions of any proposed commercial transaction with a customer, but Contractor agrees to participate in such discussions or negotiations and provide all other sales support services reasonably necessary to result in a contract if requested by the Companies as part of the Sales Services with fees to be paid pursuant to Section 2(b) below.  Contractor agrees to actively and diligently use its best efforts to promote the sale of the Companies’ products during the Term.

(b)           Fees.

(i)           Subject to the provisions hereof, if a Company enters into a contract for the sale of any of the Companies’ products with any of the Contacts introduced to the Companies by Contractor pursuant to the performance of the Sales Services hereunder and listed on Exhibit A hereto either during the Term of this Agreement or during the one (1) year period following the Termination Date (the “Tail Period”), such Company shall pay Contractor fees as set forth on Exhibit B hereto. If Contractor receives a fee relating to a contract pursuant to this Section 2(b), Contractor agrees that no additional fee under Section 3(b) shall be paid to Contractor on or relating to the same contract.

(ii)           The Company agrees to make the payments required by Section 2(b) hereof to Contractor within fifteen (15) business days of receipt by the Company of revenue pursuant to a contract with such a Contact, by wire transfer of funds to an account designated by Contractor on Exhibit C attached hereto.

(iii)           Contractor shall be entitled to reimbursement for all reasonable travel expenses, which were approved by the Companies prior to their incurrence, incurred in the performance of the Sales Services, within fifteen (15) business days of the completion and submission of supporting appropriate written statements and receipts.

3.	SALES SUPPORT SERVICES.

(a)           Duties and Services.  Contractor hereby agrees that, during the Term, it shall provide sales services and support to the Companies as reasonably requested by a Company or as reasonably necessary to lead to the sale of the Companies’ products in the form of, among other things, acting on the Companies’ behalf at marketing events, trade shows, and potential customer presentations and meetings, marketing of the Companies’ products, and providing demonstrations of the Companies’ products (“Sales Support Services”) at the rate of $100 per hour.

(b)           Fees.

(i)           The Company agrees to make the payments required by Section 3(b) hereof to Contractor within fifteen (15) business days of the completion of the Sales Support Services by wire transfer of funds to an account designated by Contractor on Exhibit C attached hereto.

(ii)           Contractor shall be entitled to reimbursement for all reasonable travel expenses, which were approved by the Companies prior to their incurrence, incurred in the performance of the Sales Support Services, within fifteen (15) business days of the completion and submission of supporting appropriate written statements and receipts.

4.           FIELD SERVICES AND TRAINING.

(a)           Duties and Services.  Contractor hereby agrees that, during the Term, it shall have a right of first refusal (as set forth below) to provide post contract, field services support, operations support and training to the Companies’ customers relating to all of the Companies’ products (“Field Services,” and together with Sales Services and Sales Support Services, the “Services”), which Field Services shall include, among other things, preparation of all training materials and manuals, delivery and initial training on products, advanced training programs, live product exercises, and/or operations support, on a project-by-project basis.  Contractor hereby agrees that it shall not solicit for or provide any field services support, operations support or training to customers of the Companies that are not Contacts, without the prior written consent of the Companies.

(b)           Process.  In the event a Company receives a contract, including a contract from a Contact, for the provision by it of any post customer contract operations support, field services or training, such Company shall deliver to Contractor, at least 20 days prior to the date such services are proposed to be rendered (or such shorter period as the Company may have), a written SOW describing such services, including the terms and conditions thereof and the compensation therefor, and providing Contractor an option during the 10 day period following delivery of such notice to agree to provide such services on the terms and conditions set forth therein.  If Contractor declines such option or fails to respond to such Company within the time period set forth above, such Company may engage another entity to provide such services on substantially the terms and conditions set forth in the SOW.

(c)           Fees.

(i)           The fees to be paid to Contractor for any Field Services shall be as set forth in the written SOW or as otherwise agreed between the Parties.  The Company agrees to make the payments required by Section 4(b) hereof to Contractor within fifteen (15) business days of the completion of the Field Services as set forth on the SOW, by wire transfer of immediately available funds to an account designated by Contractor on Exhibit C attached hereto.

(ii)           Contractor shall be entitled to reimbursement for all reasonable travel expenses, which were approved by the Companies prior to their incurrence, incurred in the performance of the Field Services, within fifteen (15) business days of the completion and submission of supporting appropriate written statements and receipts.

5.           REPRESENTATIONS AND WARRANTIES.

(a)           Contractor agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship, agency, partnership, co-venturer or other similar relationship between Contractor and the Companies, any law of any jurisdiction to the contrary notwithstanding, and that the Companies will not incur any liability as a result of Contractor’s actions hereunder.  Contractor shall at all times disclose that it is an independent contractor of the Companies and will not hold itself out as, or represent to any third party that it is, an agent, partner, officer, director, co-venturer, representative or employee of the Companies in connection with this Agreement or the performance of the Services hereunder or otherwise.  Contractor shall have no power to enter into any agreement on behalf of, or otherwise bind, the Companies, and Contractor shall not enter into any contract or commitment on behalf of the Companies.

(b)           Contractor represents and warrants to the Companies that all Services, work and deliverables to be performed hereunder shall be performed by it in a professional and workmanlike manner in accordance with the highest industry standards and on a timely basis.

(c)           Contractor represents and warrants to the Companyies that (i) it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement; and (ii) the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs any services concurrently with those performed herein.

(d)           Contractor acknowledges that by the very nature of its relationship with the Companies, it, from time to time, may have knowledge of or access to material non-public information of LTAS and WSGI, as such term is defined in the Securities Act of 1933, as amended.  Contractor agrees and covenants that (i) it will not make any purchases, sales or other transactions in the securities of WSGI based on or while in possession of any material non-public information, and (ii) it will use its best efforts to safeguard and prevent the dissemination of such material non-public information to third parties.

(e)           Contractor agrees that at any time and from time to time, upon the request of the Companies, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be required to effect any of the transactions contemplated by this Agreement at the agreed upon rate as specified in Section 3(a).

(f)           Contractor agrees that at all times in the performance of the Services, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which the Companies have a business interest; or (ii) would have the effect of causing the Companies to be in violation of any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which the Companies have a business interest.  In the performance of the Services, Contractor will at all times act in the best interests of the Companies.

6.	CONFIDENTIALITY; PROPRIETARY RIGHTS. The Contractor agrees that during the Term and thereafter:

(a)           The Contractor will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Services hereunder as authorized in advance by the Companies, and except to the extent required by law (but only after the Contractor has provided the Companies with reasonable notice and opportunity to take action against any legally required disclosure).  As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical, personnel or other nature relating to the business of the Companies including, without limitation, any customer or vendor lists developed by the Companies, investor information, prospective customer names developed by the Companies, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, policies, procedures, techniques, formulae, designs and design projects, know-how, specifications, inventions, computer hardware, software programs and source code, data relating to the development, research, testing costs, marketing and uses of the Companyies’ products, business plans, budgets, financial information, and projects pertaining to the Companies and including any information of others that the Companies have agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Contractor.

 (b)           Contractor shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Services hereunder.

(c)           Upon a Company’s request at any time and for any reason and upon termination of this Agreement, Contractor shall immediately deliver to the Companies, or destroy if directed by the Companies, all materials (including all soft and hard copies) in its possession or under its control which contain or relate to Confidential Information, all documents or other written materials generated by Contractor in the performance of the Services hereunder and all other property of the Companies.

(d)           Contractor agrees to keep the existence of this Agreement and any of its terms and conditions, as well as the negotiations leading up to this Agreement, completely confidential and will not publicize or disclose the existence of or conditions, terms or content of this Agreement in any manner, whether in writing or orally, to any person or entity, directly or indirectly, unless required to do so by law.

 (e)           All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Contractor, either alone or in conjunction with others, at any time or at any place during the Term hereof, whether or not reduced to writing or practice during such contracting period, which relate to the Companies’ current products or products under development shall be and hereby are the exclusive property of the Companies without any further compensation to the Contractor.  In addition, without limiting the generality of the prior sentence, all such Developments which are copyrightable work by the Contractor are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Companies.

(f)           The Contractor shall promptly disclose all such Developments to the Companies.  If any such Development is not the property of the Companies by operation of law, this Agreement or otherwise, the Contractor will, and hereby does, assign to the Companies all right, title and interest in such Development, without further consideration, and will assist the Companies and their nominees in every way, at the Companies’ expense, to secure, maintain and defend the Companies’ rights in such Development.  The Contractor shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the USA or any foreign country that the Companies desire to file and relates to any such Development.  The Contractor hereby irrevocably designates and appoints the Companies and their duly authorized officers and agents as such Contractor’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Contractor’s death or incapacity), to act for and in the Contractor’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Contractor.

7.	REMEDIES; APPLICABILITY TO AFFILIATED COMPANIES.

     Without limiting the remedies available to a Party, the other Parties hereto acknowledge that a breach or a threatened breach of any of the covenants contained herein could result in irreparable injury to such Party for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, such Party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other Party from engaging in any activities prohibited herein or such other equitable relief as may be required to enforce specifically any of such covenants herein. For purposes of this Agreement, the term “Companies” shall include the Companies, each of their respective affiliated companies, subsidiaries and parent companies, as applicable, and their respective successors and assigns.

8.           WAIVER.  Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by a Party shall be in writing.

9.           SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.           ASSIGNMENT.  The Companies shall have the right to assign their rights and obligations under this Agreement to a party which assumes the Companies' obligations hereunder.  Contractor shall not have the right to assign their rights or obligations under this Agreement without the prior written consent of the Companies, whether by operation of law or otherwise.  This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

11.           HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.           AMENDMENTS.  This Agreement constitutes the entire agreement between the Parties hereto and replaces and supersedes all prior agreements relating to the subject matter hereof, between the Parties to this Agreement and their affiliates.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all Parties hereto.

13.           NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person, by nationally recognized overnight courier service, or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 13; provided, however, the address set forth above for WSGI shall be used only for personal or courier delivery and if notice is to be sent by mail, it shall be sent to  WSGI at Mail Code: SWC, Kennedy Space Center, FL 32899.

14.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.  Facsimile copies with signatures shall be given the same legal effect as an original.

15.           GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of State of Florida applicable to contracts executed and wholly performed within such jurisdiction, without regard to its internal choice of law analysis. Any dispute arising hereunder shall be referred to and heard only in an appropriate court of competent jurisdiction in Brevard County, Florida.

16.           SURVIVAL.  The provisions of Sections 1(c) and 5 through 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement in accordance with the terms of such provisions or if no term is provided therein, indefinitely.

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EXECUTED effective as of the Effective Date.

LIGHTER THAN AIR SYSTEMS CORP.	US TECHNIK, INC

By:	By:
Name: Felicia Hess	Name: Robert King
Title: President	Title: President

WORLD SURVEILLANCE GROUP INC.

By:
Name: Glenn D. Estrella
Title: President and CEO